UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2008

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, May 6, 2008, at 9:30 a.m., Eastern Standard Time, at the ESPN Zone, 601 East Pratt Street, Baltimore, Maryland, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To approve a new executive annual incentive plan; and

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors, “FOR” the approval of a new executive annual incentive plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 29, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed Proxy Card. If you are a stockholder of record as of February 29, 2008, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Kevin A. Plank
President, Chief Executive Officer and Chairman of the Board of Directors

Baltimore, Maryland

March 21, 2008

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 6, 2008

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2008, at 9:30 a.m., Eastern Standard Time, at the ESPN Zone, 601 East Pratt Street, Baltimore, Maryland, and at any adjournment or postponement thereof. We expect to first mail or give this Proxy Statement, together with our Annual Report on Form 10-K for the year ended December 31, 2007, to stockholders on approximately March 27, 2008.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company.

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Common Stock, which we refer to as Class B Stock, at the close of business on February 29, 2008, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 36,425,884 shares of Class A Stock and 12,500,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters that come before the Annual Meeting. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of the new executive annual incentive plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted or for which Proxy Cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each nominee to the Board of Directors named herein, “FOR” the approval of the new executive annual incentive plan and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying Proxy Card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

To vote, please mark, date and sign the Proxy Card and return it in the postage pre-paid envelope provided. To vote in accordance with the Board of Directors’ recommendations, simply sign and date the Proxy Card and return it in the postage pre-paid envelope provided.

Pursuant to new rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to beneficial owners of our stock electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our beneficial owners. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our 2007 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, beneficial owners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The new SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 6, 2008

Our Proxy Statement and 2007 Annual Report to Shareholders are available at

http://investor.underarmour.com/annuals.cfm.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter, and will not have an effect on the result of the vote on any matter at this meeting. If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the election of directors and ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. “Broker non-votes” (which are shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions—present at the Annual Meeting, but not voted—and will not have an effect on the result of the vote on any matter at this meeting.

Householding

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, American Stock Transfer and Trust Company, will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the Summary Compensation table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 29, 2008. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned	Restricted Shares Owned (1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding (2)	Percentage of Voting Shares (3)
Kevin A. Plank (4)	12,500,100	—	—	12,500,100	25.5%	77.4%
Byron K. Adams, Jr. (5)	3,000	—	2,100	5,100	*	*
Douglas E. Coltharp (5)	43,500	—	2,100	45,600	*	*
A.B. Krongard (5)	17,285	—	2,100	19,385	*	*
William R. McDermott (5)	15,285	—	2,100	17,385	*	*
Harvey L. Sanders (5)	43,500	—	2,100	45,600	*	*
Thomas J. Sippel (5) (6)	40,500	—	2,100	42,600	*	*
Wayne A. Marino (7)	150,862	—	96,214	247,076	*	*
James E. Calo (8)	6,000	24,000	3,000	33,000	*	*
Matthew C. Mirchin (9)	28,402	42,000	6,500	76,902	*	*
Melissa A. Wallace (10)	2,696	16,370	—	19,066	*	*
J. Scott Plank (11)	2,521,842	—	—	2,521,842	5.2%	1.6%
All Executive Officers and Directors as a Group (12)	16,037,170	130,096	256,514	16,423,780	33.4%	79.7%

5% Stockholders
Fidelity Management & Research Company (13)	5,204,287	—	—	5,204,287	10.6%	3.2%
Baron Capital Group, Inc. (14)	4,685,374	—	—	4,685,374	9.6%	2.9%
Maverick Capital, Ltd. (15)	3,779,420	—	—	3,779,420	7.7%	2.3%
AllianceBernstein L.P. (16)	2,753,223	—	—	2,753,223	5.6%	1.7%
T. Rowe Price Associates, Inc. (17)	2,190,062	—	—	2,190,062	4.5%	1.4%
Delaware Management Business Trust (18)	1,817,615	—	—	1,817,615	3.7%	1.1%

*	Less than 1% of the shares.

(1)	Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power.

(2)

The percentage of outstanding figure takes into account the 12,500,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted at the option of Mr. Plank into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than 1%, J. Scott Plank, 6.9%, all executive officers and directors as a group, 10.7%, Fidelity Management & Research Company, 14.4%, Baron Capital Group, Inc., 12.9%, Maverick Capital, Ltd., 10.4%, AllianceBernstein L.P., 7.6%, T.  Rowe Price Associates, Inc., 6.1% and Delaware Management Business Trust, 5.0%.

(3)	Each share of Class B Stock has ten votes and each share of Class A Stock has one vote. The percentage of voting shares reflects the combined effects of both Class B Stock and Class A Stock.

(4)	Includes 100 shares of Class A Stock and 11,801,025 shares of Class B Stock beneficially owned by Mr. Plank individually and 698,975 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by the companies. Because the 12,500,000 shares of Class B Stock beneficially owned by Mr. Plank are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 12,500,000 shares of Class A Stock into which the Class B Stock may be converted.

(5)	Does not include for each non-management director stock options for 1,662 shares exercisable more than 60 days from the Record Date. Does not include deferred stock units, or DSUs, or restricted stock units, or RSUs, held by the non-management directors. The RSUs vest in full on the date of the 2008 Annual Meeting of Stockholders. The receipt of shares otherwise deliverable upon vesting of the RSUs will be converted into DSUs. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams	1,361.39	554.08
Douglas E. Coltharp	1,361.39	554.08
A.B. Krongard	1,691.96	554.08
William R. McDermott	1,526.67	554.08
Harvey L. Sanders	1,609.34	554.08
Thomas J. Sippel	1,361.39	554.08

(6)	Does not include 698,975 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note 4 above).

(7)	Includes stock options for 6,000 shares exercisable within 60 days held by Mr. Marino’s wife, Karen Marino, Director of Assortment Planning for Under Armour. Does not include stock options for 173,000 shares exercisable more than 60 days from the Record Date held by Mr. Marino.

(8)	Does not include stock options for 22,000 shares exercisable more than 60 days from the Record Date.

(9)	Does not include stock options for 61,000 shares exercisable more than 60 days from the Record Date.

(10)	Does not include stock options for 10,000 shares exercisable more than 60 days from the Record Date.

(11)	Includes 2,015,496 shares of Class A Stock held by J. Scott Plank individually and 506,346 shares of Class A Stock held by JSDM Family LLC. J. Scott Plank is the managing member of JSDM Family LLC and has sole voting and investment power over the shares held by JSDM Family LLC.

(12)	Includes shares shown as beneficially owned by the directors and executive officers as a group (19 persons). Does not include stock options for 625,972 shares exercisable more than 60 days from the Record Date.

(13)

According to their report on Schedule 13G, as of January 31, 2008, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 5,204,287 shares of our Class A Stock held for investment advisory accounts and by Fidelity Blue Chip Growth Fund and VIP II ContraFund. According to the Schedule 13G, the reporting persons had no power to vote shares, and sole power to dispose of 5,204,287 shares. The principal business address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(14)	According to their report on Schedule 13G, as of January 31, 2008, Baron Capital Group, Inc., or Baron, and certain affiliates of Baron, were deemed to beneficially own in the aggregate 4,685,374 shares of our Class A Stock held for Baron investment advisory accounts and by the Baron Growth Fund. According to the Schedule 13G, the reporting persons had shared power to vote 3,968,936 shares and no power to vote 716,438 shares and shared power to dispose of 4,685,374 shares. The principal business address of Baron is 767 Fifth Avenue, New York, NY 10153.

(15)

According to their report on Schedule 13G, as of January 31, 2008, Maverick Capital, Ltd., or Maverick, and certain affiliates of Maverick, were deemed to beneficially own in the aggregate 3,779,420 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 3,779,420 shares and sole power to dispose of 3,779,420 shares. The principal business address of Maverick is 300 Crescent Court, 18th Floor, Dallas, Texas 75201.

(16)	According to their report on Schedule 13G, as of December 31, 2007, AllianceBernstein L.P., or AllianceBernstein, and certain affiliates of AllianceBernstein (together with their parent corporations AXA Financial, Inc., AXA, and certain AXA affiliates) were deemed to beneficially own in the aggregate 2,753,223 shares of our Class A Stock, primarily held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 2,274,810 shares, shared power to vote 700 shares and no power to vote 477,713 shares, and sole power to dispose of 2,753,223 shares. The principal business address of AllianceBernstein is 1290 Avenue of the Americas, New York, NY 10104.

(17)	According to its report on Schedule 13G, as of December 31, 2007, T. Rowe Price Associates, Inc. was deemed to beneficially own in the aggregate 2,190,062 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting person had sole power to vote 268,000 shares and no power to vote 1,922,062 shares, and sole power to dispose of 2,190,062 shares. The principal business address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(18)	According to their report on Schedule 13G, as of December 31, 2007, Delaware Management Business Trust, or Delaware Management, and its holding company were deemed to beneficially own in the aggregate 1,817,615 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 1,806,388 shares, shared power to vote 963 shares and no power to vote 10,264 shares, and sole power to dispose of 1,817,615 shares. The principal business address of Delaware Management is 2005 Market Street, Philadelphia, Pennsylvania 19103.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are seven nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. Seven directors will be elected at the 2008 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, age 35, is the founder of our company and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since our inception. Mr. Plank also is a member of the Board of Trustees of the University of Maryland College Park Foundation. Mr. Plank’s brother is J. Scott Plank, our Senior Vice President of Retail.

Byron K. Adams, Jr., age 53, has been a director of Under Armour since September 2003. Since 1985, Mr. Adams has been a managing director of Rosewood Capital, LLC, a private equity firm that, through its affiliates, was one of our significant investors from 2003 until 2006.

Douglas E. Coltharp, age 46, has been a director of Under Armour since December 2004. Since May 2007, Mr. Coltharp has been a partner at Arlington Capital Advisors, a Birmingham based investment banking and private equity firm. Prior thereto, Mr. Coltharp served as Executive Vice President and Chief Financial Officer of Saks Incorporated from 1996 to May 2007. Mr. Coltharp is serving on the Board of Directors of Stratus Technologies, Inc., a privately owned company, and as a member of its audit committee. Mr. Coltharp is also currently serving on the Board of Directors of Ares Capital Corp., a publicly traded company, and as Chairman of its audit committee and a member of its nominating committee.

A.B. Krongard, age 71, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard currently serves as a non-executive Chairman of the Board of Directors of PHH Corp., is the chairman of its executive and corporate governance committees and is a member of its compensation committee. Mr. Krongard is also currently serving on the board of the law firm DLA Piper.

William R. McDermott, age 46, has been a director of Under Armour since August 2005. Mr. McDermott is the President and Chief Executive Officer of SAP Americas & Asia Pacific Japan and a Corporate Officer of SAP AG, SAP Americas' parent company. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of PAETEC Holding Corp., a provider of integrated communications services, and the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation committee.

Harvey L. Sanders, age 58, has been a director of Under Armour since November 2004. Prior to the acquisition of Nautica Enterprises, Inc. by VF Corporation in September 2003, Mr. Sanders was Chairman of the Board of Directors of Nautica Enterprises, Inc. since 1993 and served as its President and Chief Executive Officer from 1977 to 2003. Mr. Sanders currently serves as a member of the Board of Directors for a privately owned company, Inkstop, Inc., the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Thomas J. Sippel, age 61, has been a director of Under Armour since July 2001. Mr. Sippel is currently a partner of the law firm Gill, Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors has seven members. Six directors are non-management directors, with five directors, or more than two-thirds of our Board, being independent directors.

In May 2006, the Board appointed Mr. Krongard as Lead Director to act as a liaison between the non-management directors and Under Armour’s management, to chair executive sessions of the non-management directors of the Board and perform other functions as directed by the Board.

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All seven directors attended our 2007 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investor Relations-Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to Under Armour, Inc., Attention: Investor Relations, 1020 Hull Street, Baltimore, Maryland 21230.

Independence of Directors

The Board has determined that the following five directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Byron K. Adams, Jr., Douglas E. Coltharp, A.B. Krongard, William R. McDermott and Harvey L. Sanders. The Board considered the following relationships when determining the independence of directors.

Byron K. Adams, Jr. is a managing director of Rosewood Capital, LLC, a private equity firm. In August 2006, Kevin A. Plank invested $1,000,000 in a new private equity fund managed by Rosewood Capital. Mr. Plank’s investment represents less than 1% of the total investments in this fund, and an even smaller percentage of assets under management with Rosewood Capital. The Board considered this relationship and determined that it did not interfere with the exercise of Mr. Adams’ independent judgment in carrying out the responsibilities of a director. The Board considered the fact that Mr. Plank’s investment was immaterial for Rosewood Capital and Mr. Adams.

William R. McDermott is the President and Chief Executive Officer of SAP Americas & Asia Pacific Japan and a Corporate Officer of SAP AG, SAP Americas’ parent company. In 2005, we entered into a standard industry agreement with SAP to license the SAP Apparel and Footwear Solution as our new enterprise resource planning system software. In 2007, we paid approximately $1.8 million to SAP in connection with the licensing of this software and related support services. SAP’s 2007 worldwide revenues were over € 10.2 billion. The Board considered this relationship and determined that it did not interfere with the exercise of Mr. McDermott’s independent judgment in carrying out the responsibilities of a director. The Board considered that SAP is the world’s largest business application software company, the agreement between SAP and us is a standard industry agreement, and the payments are immaterial for SAP.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2007, there were seven meetings of the Board. In 2007, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members, except for Mr. McDermott. Mr. McDermott attended approximately 60% of the meetings. He was unable to attend additional meetings primarily because of prior commitments as the President and Chief Executive Officer of SAP Americas & Asia Pacific Japan. Through March 10, 2008, he has attended 100% of the 2008 meetings of the Board and the committees of which he is a member (six meetings).

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2007 for each of the committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
Byron K. Adams, Jr.	X	X
Douglas E. Coltharp	X		X
A.B. Krongard	*X
William R. McDermott		X	*X
Harvey L. Sanders		*X	X

Total Meetings in 2007	11	7	4

*	Committee Chair

The functions performed by these committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each committee can be found on our website at www.uabiz.com, under “Investor Relations-Governance.”

The Board has determined that each member of these committees is independent under NYSE listing standards. The Board also has determined that each member of the Audit Committee is independent under NYSE listing standards and SEC rules.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. The Audit Committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee. The Audit Committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the Audit Committee. The Audit Committee Report for 2007 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that each of Mr. Krongard and Mr. Coltharp is an “audit committee financial expert” under SEC rules. As indicated above, the Board has also determined that all committee members are independent under NYSE listing standards and SEC rules.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. The Compensation Committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the Compensation Committee has not delegated any such responsibilities.

Our CEO evaluates the performance of our other executive officers and makes recommendations to the Compensation Committee concerning their compensation. The Committee considers these evaluations and recommendations, and its evaluation of the CEO, in determining the compensation of our CEO and our other executive officers. Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2007 is included under the “Compensation Committee Report” section of this Proxy Statement.

Our Human Resources staff has begun working with a compensation consultant, Longnecker & Associates, to assist management in evaluating its compensation programs and practices. Management engaged the consultant in December 2007 and reviewed the engagement with the chairman of the Compensation Committee. To date the consultant’s work has been limited to general advice on compensation practices. The consultant has not been involved in determining or recommending the amount or form of our executive officer or director compensation.

In early 2006, at the request of the Compensation Committee Chairman, management engaged the compensation consulting firm Frederic W. Cook & Co. to assist in developing a compensation arrangement for non-management directors. A description of this compensation arrangement is included under the “Compensation of Directors” section of this Proxy Statement.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. The Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition structure and other corporate governance matters.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of NYSE.

The Board is considering adding at least one new member to the Board. The Corporate Governance Committee has authorized the Chairman of the committee, in consultation with the President, CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates. The Chairman of the committee will report periodically to the full committee. Candidates selected through this process will be considered by the full committee for possible recommendation to the Board. The committee may use the services of a third party search firm to assist it in identifying and screening candidates.

The Corporate Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to submit recommendations must provide the following information in writing to the attention of the Secretary of Under Armour by certified or registered mail:

•	as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our stock which are beneficially owned by such person on the date of such stockholder notice; and

•	such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	as to the stockholder recommending a director candidate:

•

the name and address, as they appear on our stock transfer books, of such stockholder and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominees; and

•

the class and number of shares of our stock beneficially owned (i) by such stockholder and the beneficial owners (if any) on the date of such stockholder recommendation and (ii) by any other stockholders known by such stockholder to be supporting such nominees on the date of the stockholder recommendation.

To be considered by the Corporate Governance Committee for the 2009 Annual Meeting of Stockholders, nominations for director candidates must be received at the principal office of Under Armour within the time period set forth below under the section “Stockholder Proposals.”

Compensation of Directors

Retainers and Meeting Fees

The current compensation arrangement for non-management directors is as follows:

Annual Retainer for each Director	$20,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chairs
Audit Committee	$10,000
Compensation Committee	$7,500
Corporate Governance Committee	$5,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability.

Equity Awards

Under the current compensation arrangement, non-management directors receive the following equity awards:

•

An award of restricted stock units valued (on the grant date) at $100,000 upon initial election to the Board, with the units vesting in three equal annual installments (the current directors did not receive this award because they were initially elected to the Board prior to the adoption of this new compensation arrangement);

•

An annual award of restricted stock units valued (on the grant date) at $25,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders; and

•

An annual stock option grant following each Annual Meeting of Stockholders, with the option grant covering a number of shares equal in value to $75,000 on the grant date. For example, on May 8, 2007, the directors received stock options for 1,662 shares ($75,000 divided by $45.12, the closing price of our Class A Stock on the grant date).

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour and are forfeited if the director leaves the Board prior to the scheduled vesting term. The receipt of the shares otherwise deliverable upon vesting of the restricted stock units are deferred into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The exercise price of the stock options is the closing market price of our Class A Stock on the grant date. The stock options have a term of ten years and vest on the date of the next year’s Annual Stockholders Meeting or earlier upon the director’s death or disability or upon a change in control of Under Armour and are forfeited if the director leaves the Board prior to vesting.

Lead Director Equity Award

In May 2006, the Compensation Committee and the Board of Directors approved a grant to Mr. Krongard of 2,000 shares of restricted stock for his services as Lead Director. The shares vested on the date of the 2007 Annual Meeting of Stockholders.

The table below sets forth information concerning the compensation of our non-management directors for 2007.

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (3) (4)	Total ($)
Byron K. Adams, Jr.	37,000	27,084	38,482	102,566
Douglas E. Coltharp	36,500	31,209	38,482	106,191
A.B. Krongard	43,000	69,599	38,482	151,081
William R. McDermott	35,000	46,750	38,482	120,232
Harvey L. Sanders	42,000	31,209	38,482	111,691
Thomas J. Sippel	25,500	31,209	38,482	95,191

(1)	All of the non-management directors deferred their cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received.

Name	2007 Cash Deferred ($)	Deferred Stock Units
Byron K. Adams, Jr.	20,000	395.60
Douglas E. Coltharp	20,000	395.60
A.B. Krongard	30,000	593.41
William R. McDermott	25,000	494.50
Harvey L. Sanders	27,500	543.97
Thomas J. Sippel	20,000	395.60

(2)	The amount in this column reflects the expense recognized in our 2007 financial statements related to stock awards granted in 2007 and in prior years in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R. The grant date fair value of the restricted stock units granted in 2007 to each non-management director was $25,000. Each non-management director held restricted stock units for 554.08 shares as of December 31, 2007.

(3)	We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The amount in this column reflects the expense recognized in our 2007 financial statements related to stock option awards granted in 2007 and in prior years in accordance with FAS 123R. For 2007, each non-management director was granted stock options for 1,662 shares on May 8, 2007, which will vest on the date of our 2008 Annual Meeting of Stockholders and expire on May 7, 2017. These 1,662 options have an exercise price equal to $45.12 and a total grant date fair value under FAS 123R of $35,484. At December 31, 2007, each non–management director also held vested stock options for 2,100 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2007 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Objectives of our compensation program and what our compensation program is designed to reward

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and our operating efficiency (as measured by our income from operations as a percentage of our net revenues), primarily through our annual incentive plan, and for generating positive returns for our stockholders, primarily through our equity awards.

Elements of our compensation

Our compensation consists of:

•	Salary;

•	An annual cash incentive award based on the annual performance of the company and the executive;

•	Equity awards; and

•	Benefits and perquisites, such as supplemental disability insurance.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We recently implemented a deferred compensation plan for executives. Compensation deferrals under this plan did not begin until 2008. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan. We also have an agreement with our executives that provides certain benefits upon termination of employment following a change in control of Under Armour.

Compensation Committee review process

In early 2008, in conjunction with the approval of 2007 bonuses and 2008 salaries for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2005-2007;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2007;

•	the value realized from stock sales since our initial public offering in November 2005;

•	the value of outstanding stock options, restricted shares and unrestricted shares held at the end of 2007; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2007 in conjunction with the approval of 2007 salaries for executive officers. The Compensation Committee did not engage any compensation consultants in 2007 to assess salary levels or other compensation elements for our executive officers. In 2007 our Human Resources staff began working with a compensation consultant to assist in evaluating compensation programs and practices. The consultant has not been involved in determining or recommending the amount or form of our executive officer compensation. See “Corporate Governance and Related Matters-Compensation Committee.”

Management’s role in determining compensation

As discussed throughout this Compensation and Discussion Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers. Our CEO, Kevin Plank, generally recommends the salaries and annual incentive awards for other executive officers, and our senior Human Resources executive, Melissa Wallace, and Mr. Plank are generally involved in recommendations on equity compensation. The other members of management that generally attend meetings of the Compensation Committee include our Chief Operating Officer and former Chief Financial Officer, Wayne Marino, and internal legal counsel. The committee approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Determining amounts of compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

The Compensation Committee recommended an increase in salary in 2007 for Mr. Plank and Mr. Marino based on their performance and responsibilities. However, Mr. Plank and Mr. Marino requested that their salaries not change. Mr. Calo joined our company in October 2006 and Ms. Wallace joined our company in January 2007. We negotiated salaries with them prior to their joining our company and the committee then approved or ratified the salaries. Mr. Plank, as President and CEO, recommended to the committee the 2007 salaries for our executive officers (other than himself). He proposed an increase in salary for Mr. Mirchin from $240,000 to $260,000, based on his performance. The Compensation Committee approved this recommendation.

For 2008, Mr. Plank has voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan as discussed below.

Mr. Plank proposed, and the Compensation Committee approved, the salaries for our executive officers for 2008. The material salary increases for 2008 included an increase in salary for Mr. Marino to $350,000 based on his promotion and increased responsibilities. In February 2008, Mr. Marino was promoted from Chief Financial Officer to Chief Operating Officer of Under Armour with oversight of our operational, financial, administrative and strategic planning functions.

Annual Incentive Award

We have an annual incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based on company performance and the performance of the executive and his or her department during the year. The guidelines under the plan provide that 75% of the bonus amount is weighted based on corporate performance and 25% based on individual and departmental performance. For 2007, corporate performance was assessed based on target levels of net revenues for the year and income from operations as a percentage of net revenues for the year. Management viewed net revenues as the basic indicator of our business strength. Income from operations as a percentage of net revenues was used as a metric to ensure that management was growing and operating the business in an efficient manner. If we achieved the minimum net revenues target for the year and the minimum income from operations as a percentage of net revenues target for the year, then executives were eligible for bonuses that varied based on the level of our income from operations (after deducting the impact of the bonuses) as a percentage of net revenues.

After the end of the year, the Compensation Committee evaluates the performance of Mr. Plank and reviews his assessment of the performance of the other executive officers, and may adjust bonus amounts based on individual performance during the year. Performance reviews consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour.

For 2007, eligible bonus amounts for Mr. Plank ranged from 50%-200% of base salary paid during the year, and for the other executive officers from 25%-75% of base salary paid during the year, based on a sliding scale tied to the level of the income from operations as a percentage of net revenues. The maximum bonus amounts were set at 200% and 75% in order to have a significant percentage of the executive officers’ total compensation tied to corporate performance and the performance of the executive and his or her department. We believe tying a significant percentage of executive officers’ total compensation to corporate, department and individual performance supports our objective to motivate our executives to build and profitably grow our business.

For the 2007 annual incentive award, management proposed and the Compensation Committee approved in early 2007 a minimum net revenues target for 2007 of $575.0 million, with the target representing a significant increase over 2006 net revenues of $430.7 million, and a range of income from operations as a percentage of net revenues targets for 2007, with the high end of the range of 14.0% representing a significant improvement in operating efficiency from the 2006 operating income percentage of 13.2%. The Compensation Committee believed that the minimum net revenues target necessary for executives to be eligible for any bonus amount was set high enough to ensure that bonuses would only be paid if we continued to demonstrate strong net revenue growth, and that the range of income from operations as a percentage of net revenues targets was set appropriately to reduce bonuses if management did not operate the business in an efficient manner.

Under Armour’s net revenues for 2007 of $606.6 million exceeded the minimum net revenues target that was necessary for executives to be eligible for a bonus under the annual incentive plan. Under Armour’s income from operations as a percentage of net revenues for 2007 of 14.2% exceeded the high end of the level required for the maximum bonus eligibility under the plan. The Compensation Committee considered Mr. Plank’s performance and Mr. Plank’s assessment of the performance of the executive officers and their departments in 2007. The committee determined that Mr. Plank’s continued outstanding leadership of our company and the accomplishments of the other named executive officers in 2007 contributed significantly to our company’s strong financial results for 2007. As a result, the committee approved the maximum bonus amounts for 2007 for the named executive officers. The bonus amounts are included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this Proxy Statement.

As discussed above under “Salary,” Mr. Plank voluntarily reduced his salary from $500,000 in 2007 to $26,000 in 2008. The Compensation Committee believes that Mr. Plank’s continued leadership and superior performance is a critical part of Under Armour’s ongoing strong performance and that the maximum compensation for which he is eligible should not be decreased from 2007 to 2008. As a result, the committee determined that Mr. Plank’s 2008 maximum bonus level should be increased by $474,000, equal to the amount by which he reduced his salary. Therefore, Mr. Plank’s maximum bonus potential for 2008 has been set at $1,474,000. The committee also determined that for 2008, corporate performance under the annual incentive plan would be measured against a net revenues target and a range of income from operations as a percentage of net revenues targets as was done for 2007, as well as an inventory target.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Omnibus Long-Term Incentive Plan. Prior to 2005, equity awards were granted under our 2000 Stock Option Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings by providing them with equity holdings in Under Armour.

Mr. Plank is the founder of Under Armour and currently owns directly or indirectly 12,500,100 shares of our Class A and Class B Stock. Other executive officers received stock options or restricted stock prior to our 2005 initial public offering, or IPO, in connection with their joining Under Armour or as compensation for their services during this period. Since our IPO, these equity holdings have resulted in significant realized and unrealized gains for certain executive officers. Management has considered these gains when developing recommendations for equity awards for executive officers.

Management proposed and the committee approved stock option and restricted stock awards in October 2006 with a total grant date fair value of approximately $1.7 million for Mr. Calo and a restricted stock award in February 2007 with a grant date fair value of $1.0 million for Ms. Wallace. The amounts were determined based primarily on their positions and responsibilities with our company. Management believes it is important that new executive officers receive substantial equity awards to align their interests with the interests of our stockholders.

In May 2007, management proposed equity awards to a broad base of our employees generally at the manager level and above. The employees were chosen based primarily on their position and responsibilities with the company and their past performance. The total amount of equity awards to all employees was based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was generally tiered based on the employee’s level within the company. The committee approved equity awards in the form of restricted shares for employees below the Vice President level. For the employees at the level of Vice President and above, the committee approved stock options. The committee believed that the most senior levels of management should be awarded stock options so that they benefit only with continued strong performance of the company, as reflected in an increase in the company’s stock price, and thus more closely align their interests with the interests of stockholders.

Management did not recommend an equity award for Mr. Plank because of his significant stock holdings as our founder. Management also did not recommend equity awards for certain executive officers, including Mr. Marino, because of significant realized and unrealized gains for these executive officers from prior equity grants. Mr. Mirchin’s stock option grant is included in the “Grants of Plan-Based Awards” table below. Mr. Calo and Ms. Wallace did not receive an equity award in May 2007 because they had recently received equity awards when they joined our company.

All of the equity awards granted in 2007 vest 20% each year over a five year period as an incentive for the employee to remain with Under Armour and an incentive for future performance.

Equity Grant Practices

Since our IPO, stock options have been granted with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option. During 2007, equity awards were granted to executive officers either on the date they joined our company or at one of our regularly scheduled quarterly Compensation Committee meetings.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. Our Board approved a new deferred compensation plan effective June 2007 to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. Compensation deferrals under this plan did not begin until 2008. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides monthly disability benefits ranging from approximately $7,000 to $15,600, depending on the executive. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

In 2007, at the request of Mr. Plank, we stopped providing a company leased car for personal use.

For Mr. Calo, we provided temporary housing and reimbursement for certain costs to relocate his residence to Maryland after he joined our company. To avoid reducing the value of these benefits, we also provided a tax gross-up to cover the income taxes incurred as a result of these benefits. For Ms. Wallace, we paid her a signing bonus that was intended to cover a portion of her relocation costs. We also provided her with temporary housing and reimbursement for additional relocation costs, and to avoid reducing the value of these benefits we also provided a tax gross-up payment.

Change in Control Severance Agreements

At the time of our IPO in November 2005, management recommended and the Compensation Committee and the Board approved a change in control severance agreement for our executives. We have offered this agreement to new executives as they have joined our company. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted or his or her advice affected by the personal uncertainties and risks created by a change in control. The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control. The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and bonus plus a pro-rata bonus for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2007, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our chief executive officer and the other executive officers (other than the chief financial officer) named in the summary compensation table for that year provided that the executive officer is employed by us as an executive officer as of the end of that year. The tax deductions related to the bonus paid to the Chief Executive Officer and the exercise of stock options granted by the Compensation Committee in prior years are not subject to limits on deductions under the transition rules for new public companies.

We are submitting for stockholder approval a new annual incentive plan for executives. See “Approval of a New Executive Annual Incentive Plan” below for a description of this new plan. We intend for annual incentive awards paid by us pursuant to this new plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Harvey L. Sanders, Chairman

Byron K. Adams, Jr.

William R. McDermott

2007 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in 2007 and 2006 to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Kevin A. Plank President, Chief Executive Officer and Chairman of the Board	2007 2006	500,000 500,000	— —	346 378	— —	1,000,000 0	28,310 22,920	1,528,656 523,298

Wayne A. Marino (4) Executive Vice President and Chief Financial Officer	2007 2006	300,000 300,000	— —	346 378	28,987 28,987	225,000 80,000	8,023 14,891	562,356 424,256

James E. Calo (5) Chief Supply Chain Officer	2007 2006	300,000 66,923	— 40,000	267,120 66,780	70,630 17,658	225,000 0	221,906 15,625	1,084,656 206,986

Matthew C. Mirchin Vice President of North American Sales	2007 2006	260,000 240,000	— —	119,140 119,140	46,291 —	195,000 80,000	15,795 13,152	636,226 452,292

Melissa A. Wallace (6) Vice President of Human Resources	2007	269,712	75,000	183,338	—	206,250	194,175	928,475

(1)	Reflects the amounts reported in our financial statements each year in accordance with FAS 123R for stock and option awards. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The minimal expense amounts shown for Mr. Plank and Mr. Marino under the “Stock Award” column are from an award of 100 shares of restricted stock granted at the time of our initial public offering in November 2005 to all full-time employees employed by us since April 2005. Other equity grants to the executive officers included in this table are described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2007” and “Outstanding Equity Awards at 2007 Fiscal Year-End” tables below.

(2)	Reflects the amounts earned under our annual incentive plan as discussed under the “Compensation Discussion and Analysis” above. Includes any amounts deferred under our deferred compensation plan discussed under “Nonqualified Deferred Compensation” below.

(3)	All Other Compensation for 2007 includes the following items:

Name	Insurance Premiums ($) (a)	Matching Contributions Under 401(k) Plan ($)	Other ($) (b)	Tax Reimbursements ($) (c)
Kevin A. Plank	3,209	7,750	17,351	0
Wayne A. Marino	4,330	298	—	3,395
James E. Calo	4,926	6,923	124,093	85,964
Matthew C. Mirchin	7,010	3,288	—	5,497
Melissa A. Wallace	3,212	4,125	117,397	69,441

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $7,000 to $15,600 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.

(b)	For Mr. Plank, the other benefits are the personal use of a company leased car and related fuel expense. Beginning August 2007, at Mr. Plank’s request, he no longer had a company leased car for personal use. For Mr. Calo and Ms. Wallace, the other benefits are temporary housing and relocation costs.

(c)	The tax reimbursements are a gross-up amount to cover taxes on disability insurance premiums and the relocation benefits reflected in the table.

(4)	Mr. Marino was promoted to Chief Operating Officer in February 2008.

(5)	Mr. Calo joined the company in October 2006. He received a discretionary cash bonus for 2006 as shown in the “Bonus” column.

(6)	Ms. Wallace joined the company in January 2007. In connection with her joining the company, she received a signing bonus as shown in the “Bonus” column.

Grants of Plan-Based Awards for 2007

The following table contains information concerning (1) possible payments to the named executive officers under our 2007 annual incentive plan approved by the Compensation Committee in early 2007 (actual payments made under this plan in March 2008 are included in the Summary Compensation table under “Non-Equity Incentive Plan Compensation”) and (2) equity awards to the named executive officers in 2007 under our 2005 Omnibus Long-Term Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Kevin A. Plank		250,000	625,000	1,000,000
Wayne A. Marino		75,000	168,900	225,000
James E. Calo		75,000	168,900	225,000
Matthew C. Mirchin		65,000	146,380	195,000
	5/8/07					15,000	45.12	347,250
Melissa A. Wallace		68,750	154,825	206,250
	2/8/07				20,463			1,000,000

(1)

As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award pursuant to our annual incentive plan based on corporate performance and the performance of the executive and his or her department during the year. The guidelines under the plan provided for possible incentive awards ranging from 50% to 200% of base salary paid during the year for

Mr. Plank and from 25% to 75% of base salary paid during the year for the other named executive officers. The “threshold” and “maximum” amounts in the table reflect the low end and high end, respectively, of the possible incentive awards based on corporate performance. The plan did not include a target amount. Pursuant to the SEC’s rules, the “target” amounts in the table include a representative amount for 2007 based on corporate performance for the prior year (based on our 2006 corporate performance, Mr. Plank was eligible for a 2006 incentive award equal to 125% of salary and the other named executive officers were eligible (or would have been eligible if they had participated in the plan) for a 2006 incentive award equal to 56.3% of salary).

(2)	The stock option award to Mr. Mirchin vests in 5 equal annual installments beginning May 2008. Upon a change in control of Under Armour, any of the options that vest within twelve months following the change in control, vest upon the change in control. The restricted stock award to Ms. Wallace vests in 5 equal annual installments beginning February 2008, or sooner upon death or disability or upon a change in control. Dividends, if any, are paid on shares of restricted stock (since we became a public company we have not paid any dividends).

(3)	Represents the full grant date fair value of options and restricted stock awards granted in 2007 computed in accordance with FAS 123R.

Employment Agreements

Mr. Plank entered into a five-year employment agreement with us in September 2003. This agreement was terminated early upon his request in March 2008. Therefore his employment with us is no longer subject to an employment agreement. The other named executive officers also do not have an employment agreement with us.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the named executive officers as of December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Kevin A. Plank	0	0	—	—	0	0
Wayne A. Marino	15,214	228,000	2.11	12/31/2010	0	0
James E. Calo	3,000	12,000	44.52	10/10/2016	24,000	1,048,080
Matthew C. Mirchin	16,500	36,000	10.77	12/31/2010	42,000	1,834,140
	0	15,000	45.12	05/07/2017	—	—
Melissa A. Wallace	0	0	—	—	20,463	893,619

(1)	Mr. Marino’s unvested options vest as follows: 75,000 shares on February 1, 2008, and 153,000 shares on February 1, 2009. Mr. Calo’s unvested options vest in 4 remaining equal annual installments beginning October 2008. Mr. Mirchin’s 36,000 unvested options vest in 3 remaining equal annual installments beginning May 2008 and his 15,000 unvested options vest in 5 equal annual installments beginning May 2008. Upon a change in control of Under Armour, 50% of Mr. Marino’s unvested options vest; with respect to Mr. Calo’s unvested options, 12,000 unvested options vest; with respect to 30,000 of Mr. Mirchin’s unvested options, 50% vest, and with respect to the remaining 21,000 of his unvested options, any of the options that vest within the twelve months following the change in control, vest upon the change in control.

(2)

Mr. Calo’s unvested restricted shares vest in 4 remaining equal annual installments beginning October 2008. Mr. Mirchin’s unvested restricted shares vest in 3 remaining equal annual installments beginning May 2008.

Ms. Wallace’s unvested restricted shares vest in 5 equal annual installments beginning February 2008. All restricted shares vest sooner upon death or disability or upon a change in control of Under Armour.

(3)	Based on $43.67 per share (the closing price of our Class A Stock on December 31, 2007).

Option Exercises and Stock Vested in 2007

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kevin A. Plank	0	0	50	2,580
Wayne A. Marino	134,786	5,907,500	50	2,580
James E. Calo	0	0	6,000	367,920
Matthew C. Mirchin	0	0	14,000	612,360
Melissa A. Wallace	0	0	0	0

(1)	Value realized represents market value at exercise less the exercise price.

(2)	Value realized represents market value on the date of vesting.

Nonqualified Deferred Compensation

Effective June 1, 2007, the Board approved a new Deferred Compensation Plan. The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and bonus deferrals. Compensation deferrals began for participating employees on January 1, 2008.

Participating employees may elect to defer from 10%-75% of their annual base salary and 10%-90% of their annual bonus. They generally must make salary deferral elections for a given year by December 31st of the prior year, and bonus deferral elections for a given year by June 30th of the year for which bonuses are earned. For example, to defer 2007 bonuses payable in early 2008, employees must have made an election by June 30, 2007. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees will immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that forbids the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several offered under the plan. Employees may change their investment elections daily. We will contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan if we do not pay benefits for any reason other than bankruptcy or insolvency of Under Armour.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of 2 to 10 years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of 2 to 10 years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2007. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payment and benefits appear after the table.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank (1)
• Disability	—	—	—	—	(2)
• Death	—	—	—	0

Wayne A. Marino
• Change in Control	—	—	4,737,840	4,737,840
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	750,000	12,664	—	762,664
• Termination of employment for any other reason in connection with a Change in Control	225,000	—	—	225,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	180,000	—	—	180,000
• Disability	—	—	—	—	(2)
• Death	—	—	—	0

James E. Calo
• Change in Control	—	—	1,048,080	1,048,080
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	750,000	12,664	—	762,664
• Termination of employment for any other reason in connection with a Change in Control	225,000	—	—	225,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	180,000	—	—	180,000
• Disability	—	—	1,048,080	1,048,080	(2)
• Death	—	—	1,048,080	1,048,080

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Matthew C. Mirchin
• Change in Control	—	—	2,393,440	2,393,440
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	650,000	12,664	—	662,664
• Termination of employment for any other reason in connection with a Change in Control	195,000	—	—	195,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	156,000	—	—	156,000
• Disability	—	—	1,834,140	1,834,140	(2)
• Death	—	—	1,834,140	1,834,140

Melissa A. Wallace
• Change in Control	—	—	893,619	893,619
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	687,500	12,292	—	699,792
• Termination of employment for any other reason in connection with a Change in Control	206,250	—	—	206,250
• Termination of employment for any reason with Under Armour enforcing a non-compete	165,000	—	—	165,000
• Disability	—	—	893,619	893,619	(2)
• Death	—	—	893,619	893,619

(1)	Mr. Plank requested that his continued employment as our President and CEO no longer be subject to his employment agreement entered into in 2003. As a result, his employment agreement with us ended in March 2008. The agreement had provided severance benefits upon termination of employment in certain cases, including following a change in control. As a result of the end of his employment agreement, he is no longer entitled to severance or change in control benefits.

(2)	Monthly disability payments are not included in the table because they are paid under a disability insurance policy and not by us.

Definitions

In the change in control severance agreements and for the equity awards (except the equity awards noted below), the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

For Mr. Marino’s equity awards and for Mr. Mirchin’s 36,000 unvested stock options and 42,000 restricted shares (see “Outstanding Equity Awards at 2007 Fiscal Year End” table) the term change in control is defined as a planned sale of all or substantially all of the assets of Under Armour, either through an asset or stock transaction.

In the change in control severance agreements, the term “cause” is generally defined as:

•

material misconduct or neglect in the performance of duties; any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient import to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs or abusive use of prescription drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and a related confidentiality, non-competition and non-solicitation agreement.

The term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•

a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; relocation more than fifty (50) miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock vests upon a change in control and all or a portion (depending on the terms of the particular award) of stock options vest upon a change in control. The amounts reflect the value of restricted stock and, for stock options that vest, the value of the stock covered by the option minus the exercise price. See “Outstanding Equity Awards at 2007 Fiscal Year End” table for stock options that vest upon a change in control.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without cause or by the executive for good reason in connection with a change in control, the executive would receive:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salaries are paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than cause or for good reason, the executive is entitled to:

•

accrued but unpaid salary, vacation pay and bonus amounts (no amounts assumed because salaries are paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below); and

•	a pro-rata bonus for the year in which the change in control occurs.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock vests upon the executive’s disability.

Each named executive is covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received the following monthly supplemental disability insurance payments until age 65: Mr. Plank, $15,600; Mr. Marino, $10,000; Mr. Calo, $13,180; Mr. Mirchin, $12,380; and Ms. Wallace, $7,000.

Death

All restricted stock vests upon the executive’s death.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2007:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants (a)	Weighted-average Exercise Price of Outstanding Options and Warrants (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,125,711	$8.23	2,824,897
Equity compensation plans not approved by security holders	480,000	$36.99	—

The number of securities remaining available for future issuance includes 1,863,929 shares of our Class A Stock under our 2005 Omnibus Long-Term Incentive Plan, or our 2005 Stock Plan, and 960,968 shares of our Class A Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Stock, restricted stock units and other equity awards.

The number of securities issued under equity compensation plans not approved by security holders includes 480,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a further discussion of the warrants.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2007. The list includes only those employees with annual compensation in 2007 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The amounts indicated include 2007 salary and 2007 bonus paid in early 2008: Karen Marino, Director of Assortment Planning and wife of Wayne Marino, our Chief Operating Officer (formerly our Chief Financial Officer) $140,784; and J. Scott Plank, Senior Vice President of Retail and brother of Kevin Plank, our President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder, $425,250. The Compensation Committee approved the compensation for J. Scott Plank as one of our executive officers.

KP Flyers, LLC, a company controlled by Kevin Plank, owns a jet aircraft. In May 2007, we entered into an operating lease agreement with KP Flyers to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. We pay KP Flyers $4,500 per hour to lease the aircraft. This was the charter rate for this aircraft before KP Flyers purchased the aircraft in 2007. We reviewed charter rates for this type of aircraft and determined that our hourly rate is at or below market rates. For 2007, we paid KP Flyers $357,750 for our business use of the aircraft. In May 2007, we also entered into an agreement with Kevin Plank and the company managing the aircraft. Under this agreement, Kevin Plank has agreed to pay the management expenses related to our business use as well as his personal use of the aircraft. The Audit Committee approved our entering into these agreements. The committee determined these agreements were reasonable and that we would benefit by Kevin Plank’s use of the aircraft for company business.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. In November 2007, the Audit Committee adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the Audit Committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider, among other factors it deems appropriate:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of an outside director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

APPROVAL OF A NEW EXECUTIVE ANNUAL INCENTIVE PLAN

(Proposal 2)

The Compensation Committee and the Board of Directors have approved a new executive annual incentive plan. The plan provides performance-based incentives to our executives in a manner that preserves our ability to deduct, for tax purposes, annual incentive compensation paid to the executives. This plan is being submitted to stockholders for approval.

The following is a summary of the principal features of the executive annual incentive plan. The plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Description of the Plan

Administration. A committee of our Board of Directors comprised solely of “outside directors” (as that term is defined in regulations under Section 162(m) of the Internal Revenue Code) shall administer the plan. Currently, the plan is administered by our Compensation Committee. The committee shall have authority to interpret the plan, to make, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the plan.

Eligibility. The Compensation Committee shall determine the executives that shall participate in the plan each year. For 2008, the committee has determined that our executives at the level of Vice President and above, or currently 25 persons, shall participate in the plan.

Awards under the Plan. The Compensation Committee shall set a performance goal and target award amount for each year. The performance goal shall measure performance of our company or any subsidiary, division or other unit of our company for the year based on one or more of the following: revenues, sales, income before income taxes, net income or earnings per share. The committee shall have the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items.

After the end of the year, the committee shall certify, in writing, prior to payment of any award, the attainment of the performance goal for the year. Notwithstanding attainment of the performance goal, the committee shall have the discretion to reduce or eliminate the award amount based upon the performance of our company or the executive or such other factors as the committee determines in its discretion. The committee may not increase the amount of such award or waive the achievement of the performance goal.

Award amounts shall be based on a percentage of the executive’s annual base salary or as otherwise determined by the committee. The maximum award amount that may be paid to any executive under the plan for any given year shall be $2,500,000. Payment under this plan may be made in cash, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the committee.

Amendment and Termination. Our Board may amend or terminate the plan at any time. Any amendment which requires shareholder approval in order for the plan to continue to comply with Section 162(m) of the Internal Revenue Code shall not be effective unless the amendment is approved by our stockholders.

Certain Tax Considerations for the Plan

Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our chief executive officer and to each of our next three most highly compensated executive officers as disclosed in our Proxy Statement may be limited to the extent that it exceeds $1,000,000 in any one year. We can only deduct compensation in excess of that amount if it qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Performance-based compensation includes compensation payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by our stockholders. Our Compensation Committee and Board intend that annual incentive awards paid by us pursuant to this plan will qualify as performance-based compensation and thus will be fully deductible for federal income tax purposes if the plan is approved by our stockholders. Section 162(m) of the Internal Revenue Code requires that the plan be re-approved by our stockholders every five years in order for awards under the plan to continue to qualify as performance-based compensation.

Plan Benefits

Our Compensation Committee has established a net revenues target for 2008 as the performance objective for our company that must be achieved for payment of an annual incentive award for 2008 under this plan. The 2008 target award amount has been set at $1,474,000 for our Chief Executive Officer and at 75% of 2008 annual base salary for all other executives participating in the plan. The committee may exercise its discretion to reduce or eliminate the award amount based on our company’s profitability for 2008 as measured by our company’s 2008 income from operations as a percentage of net revenues, inventory levels for 2008 or other factors determined by the committee.

The affirmative vote of a majority of the votes cast at the meeting is required to approve the new executive annual incentive plan.

The Board of Directors recommends a vote “FOR” approval of the new executive annual incentive plan.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2008. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2007 and 2006 for services rendered to Under Armour were as follows:

	2007	2006
Audit Fees	$934,416	$1,415,342
Audit-Related Fees	0	0
Tax Fees	78,552	64,380
All Other Fees	35,074	41,869

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with our secondary stock offering in 2006.

Audit-Related Fees

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above.

Tax Fees

Tax fees include fees for tax compliance, tax planning and tax advice, primarily related to international tax.

Other Fees

All other fees include a subscription to an accounting research tool and fees for consulting on customs valuations.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. In February 2008, the Audit Committee adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements.

The Audit Committee has reviewed and discussed our 2007 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence from Under Armour.

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the 2007 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Byron K. Adams, Jr.

Douglas E. Coltharp

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 3)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2008. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2006 and 2007, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2007, except for one statement of changes in beneficial ownership of securities on Form 4. Wayne Marino exercised 94,786 options in March 2007. The filing for this transaction was inadvertently omitted and promptly made after the mistake was discovered in August 2007.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for our 2009 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 21, 2008.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2009 Annual Meeting of Stockholders, but which will not be included in the proxy statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2009 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 28, 2008 and no later than December 27, 2008. However, if we delay or advance mailing notice of the 2009 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2008 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2009 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2009 Annual Meeting, if that date is later).

Appendix A

UNDER ARMOUR, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1.    PURPOSE: The purpose of the Under Armour, Inc. Executive Incentive Compensation Plan (the “Plan”) is to advance the interests of Under Armour, Inc. (the “Company”) and its shareholders by providing performance-based incentives to certain executives of the Company.

SECTION 2.    EFFECTIVE DATE: The effective date of the Plan is January 1, 2008. The Plan shall be subject to the approval of the shareholders of the Company at the first Annual Meeting to be held after the effective date. The Plan shall remain in effect until terminated pursuant to the terms of this Plan.

SECTION 3.    DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a)	“Award” shall mean, for any Plan Year, an award entitling a Participant to receive incentive compensation based on a percentage of the Participant’s annual base salary or in an amount as otherwise determined by the Committee, and subject to the terms and conditions of the Plan.

(b)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(d)	“Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(e)	“Company” shall mean Under Armour, Inc., a Maryland corporation, including its subsidiaries and affiliates and any successors to all or substantially all of the Company’s assets or business.

(f)	“Participant” shall mean the executives of the Company selected by the Committee to participate in the Plan for a Plan Year pursuant to Section 5.

(g)	“Performance Goal” shall mean the level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division or other unit of the Company for the Plan Year based on one or more of the following: revenues, sales, income before income taxes, net income or earnings per share. The Committee shall have the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items.

(h)	“Plan Year” shall mean a period beginning January 1 of each calendar year and continuing through the December 31 of such calendar year.

SECTION 4.    ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

SECTION 5.    ELIGIBILITY: The Committee shall determine the executives of the Company who will be Participants in the Plan for a particular Plan Year.

SECTION 6.    AWARDS

(a)	The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

(b)	Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the Participants for such Plan Year and set the Performance Goal and target Award amount for such Plan Year. The maximum Award amount payable to any Participant under this Plan for a Plan Year shall be $2,500,000.

(c)	After the end of the Plan Year, the Committee shall certify, in writing, prior to payment of any Award, the attainment of the Performance Goal for the Performance Year. Notwithstanding attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the Participant or such other factors as the Committee determines in its discretion. The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

(d)	Payment under this Plan shall be made within seventy-five (75) days following the end of the applicable Performance Period, unless the payment is subject to a deferral under a deferred compensation plan that the Company may establish for such purpose. Payment under this Plan may be made in cash, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the Committee.

SECTION 7.    NO RIGHT TO AWARDS: No employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 8.    NO RIGHT TO EMPLOYMENT: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company. The Company may at any time terminate an employee’s employment free from any liability or any claim under the Plan, unless otherwise provided in the Plan.

SECTION 9.    SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 10.     NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 11.    NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution.

SECTION 12.    FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 13.    TERMINATION AND AMENDMENT: The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such action is approved by the shareholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the Participant to whom a payment under an Award has been determined for a completed Performance Period but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 14.    INTERPRETATION: It is the intent of the Company that Awards made shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or an Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

SECTION 15.    APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its principles of conflict of laws.

ANNUAL MEETING OF STOCKHOLDERS OF

UNDER ARMOUR, INC.

May 6, 2008

CLASS A COMMON STOCK

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1.	Election of Directors		2. Approval of the New Executive Annual Incentive Plan	☐	☐	☐
NOMINEES
☐	FOR ALL NOMINEES	¡ Kevin A. Plank
		¡ Byron K. Adams, Jr.		FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Douglas E. Coltharp ¡ A.B. Krongard ¡ William R. McDermott	3. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
☐	FOR ALL EXCEPT (See instruction below)	¡ Harvey L. Sanders ¡ Thomas J. Sippel	4. Transaction of whatever other business may properly be brought before the meeting.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box with an X if you plan to attend the Annual Meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNDER ARMOUR, INC.

CLASS A COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 6, 2008 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

UNDER ARMOUR, INC.

May 6, 2008

CLASS B COMMON STOCK

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1.	Election of Directors		2. Approval of the New Executive Annual Incentive Plan	☐	☐	☐
NOMINEES
☐	FOR ALL NOMINEES	¡ Kevin A. Plank
		¡ Byron K. Adams, Jr.		FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Douglas E. Coltharp ¡ A.B. Krongard ¡ William R. McDermott	3. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
☐	FOR ALL EXCEPT (See instruction below)	¡ Harvey L. Sanders ¡ Thomas J. Sippel	4. Transaction of whatever other business may properly be brought before the meeting.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box with an X if you plan to attend the Annual Meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNDER ARMOUR, INC.

CLASS B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 6, 2008 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

(Continued and to be signed on the reverse side.)